Exhibit 99.1

Coffee Holding Co., Inc. Reports Results for the Three and Six Months Ended April 30, 2014

STATEN ISLAND, N.Y., June 10, 2014 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. (“Coffee Holding”) (Nasdaq:JVA) today announced its operating results for the three and six months ended April 30, 2014.  In this release, the Company:

●	Reports an increase in gross profit of 186% for the three months ended April 30, 2014;

●
Reports net sales of $52,745,098 for the six months ended April 30, 2014 and $25,398,751 for the three months ended April 30, 2014 compared to net sales of $68,004,850 for the six months ended April 30, 2013 and $36,686,047 for the three months ended April 30, 2013; and

●
Reports net income of $2,632,960 for the six months ended April 30, 2014 and $1,261,220 for the three months ended April 30, 2014 compared to $542,025 for the six months ended April 30, 2013 and a net loss of $395,512 for the three months ended April 30, 2013.

Results of Operations

        The Company had net income of $1,261,220, or $0.20 per share basic and $0.19 per share diluted, for the three months ended April 30, 2014 compared to a net loss of $395,512, or ($0.06) per share basic and diluted, for the three months ended April 30, 2013. The increase in net income reflects increased profitability on our sales.  The Company had net income of $2,632,960, or $0.41 per share basic and $0.40 diluted, for the six months ended April 30, 2014 compared to net income of $542,025, or $0.09 per share basic and $0.08 diluted, for the six months ended April 30, 2013.  The increase in net income reflects increased profitability on our sales.

Net sales totaled $25,398,751 for the three months ended April 30, 2014, a decrease of $11,287,296, or 30.8%, from $36,686,047 for the three months ended April 30, 2013. The decrease in net sales primarily reflected a decrease of 20% in pounds of green coffee sold during the quarter as compared to the quarter ended April 30, 2013.  We believe that the decrease in pounds sold resulted from a decrease in purchases by customers as a result of market volatility and a significant increase in coffee prices during the quarter.  Net sales totaled $52,745,098 for the six months ended April 30, 2014, a decrease of $15,259,752, or 22.4%, from $68,004,850 for the six months ended April 30, 2013.  The decrease in net sales primarily reflected a decrease of 5% in pounds of green coffee sold during the six month period ended April 30, 2014 as compared to the six months ended April 30, 2013.  We believe that the decrease in pounds sold resulted from a decrease in purchases by customers as a result of market volatility and a significant increase in coffee prices during the quarter ended April 30, 2014.

Cost of sales for the three months ended April 30, 2014 was $21,439,484 or 84.4% of net sales, as compared to $35,301,868 or 96.2% of net sales for the three months ended April 30, 2013. The decrease in cost of sales reflects favorable inventory positions and increased coffee prices which allowed for improved margins during the quarter.  Cost of sales for the six months ended April 30, 2014 was $44,667,209 or 84.7% of net sales, as compared to $62,936,854 or 92.6% of net sales for the six months ended April 30, 2013.  The decrease in cost of sales reflects favorable inventory positions and increased coffee prices which allowed for improved margins during the period.

       Total operating expenses decreased by $29,514, or 1.6%, to $1,864,741 for the three months ended April 30, 2014 as compared to operating expenses of $1,894,255 for the three months ended April 30, 2013. The decrease in operating expenses was due to a decrease in selling and administrative expenses of $29,514.  Total operating expenses decreased by $56,202, or 1.5%, to $3,734,449 for the six months ended April 30, 2014 as compared to operating expenses of $3,790,651 for the six months ended April 30, 2013.  The decrease in operating expenses was due to a decrease in selling and administrative expense of $85,365, partially offset by an increase in officers’ salaries of $29,163.

“We are pleased to report that our gross profit for the three months ended April 30, 2014 increased by 186% as compared to the same quarter of 2013  as our continued efforts on margin expansion were aided by the increase in green coffee commodity prices during the recent quarter.  However, these same increases had a surprisingly negative effect on revenues due to the rapid rise in the green coffee market.  Although we did increase our margins, as we generally benefit from high commodity prices, many of our customers chose to reduce or curtail purchases during the quarter due to increasing uncertainty as well as the consistent increase of the commodity price during such a short period of time.  We believe increased volatility in daily market conditions exacerbated this situation to further add to the unease of our customers’ mindsets.  Rather than keep inventory levels at normal rates, our customers drew down their inventories and adopted a hand to mouth approach rather than pay increased prices in the current market,” said Andrew Gordon, President and Chief Executive Officer.

“The fact that the leading national brands held off on raising their coffee prices until this past week further impacted purchases as competitors were uncertain as to the level they could comfortably buy coffee while continuing to maintain their existing profit margins.  Therefore, we also maintained our existing pricing structure on all of our private label and branded coffee products during this time which put pressure on our margins towards the end of the quarter,” continued Mr. Gordon.

“Fortunately, we were able to increase prices on our wholesale green coffee sales and food service offerings, which offset margin compression on our branded and private label businesses.  We believe the recent announcement by Folgers of a 9% price increase should help normalize our margins in these two areas and additionally have the effect of changing the 'buy and hold for now' mentality that has pervaded over the commercial retail roasted coffee market for the past several months.  We look forward to continuing to post solid results in the upcoming quarters,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's outlook on future margin performance and its share repurchase program. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, future performance, and involve unknown and known risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, hedging activities, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
APRIL 30, 2014 AND OCTOBER 31, 2013

	April 30, 2014	October 31, 2013
	(Unaudited)
- ASSETS -
CURRENT ASSETS:
Cash	$6,421,815	$4,035,669
Accounts receivable, net of allowances of $144,000 for 2014 and 2013	11,286,799	12,362,792
Inventories	10,207,348	9,373,018
Prepaid green coffee	100,000	439,290
Prepaid expenses and other current assets	588,114	336,494
Prepaid and refundable income taxes	26,271	1,000,317
Deferred income tax, net	21,748	1,330,666
TOTAL CURRENT ASSETS	28,652,095	28,878,246
Machinery and equipment, at cost, net of accumulated depreciation of $3,421,438 and $3,130,902 for 2014 and 2013, respectively	1,935,228	2,060,350
Customer list and relationships, net of accumulated amortization of $30,000 and $26,250 for 2014 and 2013, respectively	120,000	123,750
Trademarks	180,000	180,000
Goodwill	440,000	440,000
Equity method investment	98,089	98,178
Deposits and other assets	618,523	618,498
TOTAL ASSETS	$32,043,935	$32,399,022
- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$6,278,287	$7,244,822
Line of credit	-	1,229,182
Due to broker	-	984,040
Income taxes payable	216,658	-
TOTAL CURRENT LIABILITIES	6,494,945	9,458,044

Deferred income tax liabilities	127,548	145,666
Deferred rent payable	203,433	195,452
Deferred compensation payable	515,523	515,498
TOTAL LIABILITIES	7,341,449	10,314,660
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,456,316 shares issued; 6,372,309 shares outstanding for 2014 and 2013	6,456	6,456
Additional paid-in capital	15,904,109	15,904,109
Retained earnings	8,744,593	6,111,633
Less: Treasury stock, 84,007 common shares, at cost for 2014 and 2013	(272,133)	(272,133)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,383,025	21,750,065
Non-controlling interest	319,461	334,297
TOTAL EQUITY	24,702,486	22,084,362
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$32,043,935	$32,399,022

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2014	2013	2014	2013
NET SALES	$52,745,098	$68,004,850	$25,398,751	$36,686,047

COST OF SALES (including $9.1 and $18.4 million of related party costs for the six months ended April 30, 2014 and 2013, respectively. Including $4.1 and $8.7 million for the three months ended April 30, 2014 and 2013, respectively.)	44,667,209	62,936,854	21,439,484	35,301,868

GROSS PROFIT	8,077,889	5,067,996	3,959,267	1,384,179

OPERATING EXPENSES:
Selling and administrative	3,434,249	3,519,614	1,723,641	1,753,155
Officers’ salaries	300,200	271,037	141,100	141,100
TOTAL	3,734,449	3,790,651	1,864,741	1,894,255

INCOME (LOSS) FROM OPERATIONS	4,343,440	1,277,345	2,094,526	(510,076)

OTHER INCOME (EXPENSE)
Interest income	16,796	17,805	15,913	10,226
Gain (loss) from equity method investment	(89)	(105,046)	93	(609)
Interest expense	(26,069)	(60,779)	(7,981)	(22,379)
TOTAL	(9,362)	(148,020)	8,025	(12,762)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	4,334,078	1,129,325	2,102,551	(522,838)

Provision (benefit) for income taxes	1,663,953	507,510	838,028	(127,974)

NET INCOME (LOSS) BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	2,670,125	621,815	1,264,523	(394,864)
Less: Net (income) attributable to the non-controlling interest	(37,165)	(79,790)	(3,303)	(648)

NET INCOME (LOSS) ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$2,632,960	$542,025	$1,261,220	$(395,512)

Basic earnings (loss) per share	$.41	$.09	$.20	$(.06)
Diluted earnings (loss) per share	$.40	$.08	$.19	$(.06)
Dividends declared per share	$.00	$.06	$.00	$.00

Weighted average common shares outstanding:
Basic	6,372,309	6,372,309	6,372,309	6,372,309
Diluted	6,639,309	6,639,309	6,639,309	6,372,309

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED APRIL 30, 2014 AND 2013
(Unaudited)

	2014	2013
OPERATING ACTIVITIES:
Net income	$2,670,125	$621,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	295,723	234,476
Unrealized gain on commodities	(1,173,103)	(30,555)
Loss on equity method investment	89	989
Loss on disposition of equity method investment	-	104,057
Deferred rent	7,981	8,023
Deferred income taxes	1,290,800	39,000
Changes in operating assets and liabilities:
Accounts receivable	1,075,993	1,906,712
Inventories	(834,330)	3,055,239
Prepaid expenses and other current assets	(62,557)	44,076
Prepaid green coffee	339,290	(309,473)
Prepaid and refundable income taxes	974,046	(402,967)
Accounts payable and accrued expenses	(966,536)	(4,023,176)
Deposits and other assets	-	6,746
Income taxes payable	216,658	(20,752)
Net cash provided by operating activities	3,834,179	1,234,210

INVESTING ACTIVITIES:
Proceeds from disposition of equity method investment	-	232,069
Purchases of machinery and equipment	(166,851)	(469,844)
Net cash used in investing activities	(166,851)	(237,775)

FINANCING ACTIVITIES:
Advances under bank line of credit	48,814	3,466,969
Principal payments under bank line of credit	(1,277,996)	(4,029,469)
Distribution to non-controlling interest	(52,000)	-
Payment of dividend	-	(387,377)
Net cash used in financing activities	(1,281,182)	(949,877)

NET INCREASE IN CASH	2,386,146	46,558

CASH, BEGINNING OF PERIOD	4,035,669	7,568,583

CASH, END OF PERIOD	$6,421,815	$7,615,141

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$29,836	$64,177
Income taxes paid	$8,500	$477,991

COFFEE HOLDING CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED APRIL 30, 2014 AND 2013
(Unaudited)
Schedule of noncash investing and financing activities:

Proceeds from disposition of equity method investment:
	2014	2013

Inventory received	$-	$503,500
Settlement of accounts payable	-	992,402
Total noncash proceeds	$-	$1,495,902

CONTACT:      Coffee Holding Co., Inc.
Andrew Gordon, President & CEO
(718) 832-0800